EXHIBIT 99.1

CONTACT:	Robert M. Garst, Chief Executive Officer
717-957-2196

RIVERVIEW FINANCIAL CORPORATION ANNOUNCES

ITS FIRST QUARTER CASH DIVIDEND

HALIFAX, PA, February 16, 2012 — Riverview Financial Corporation (OTCQB: RIVE) announced that on February 15, 2012 its Board of Directors declared the payment of a regular cash dividend of $0.08 per share plus a special cash dividend of $0.045 per share for a total first quarter 2012 cash dividend of $0.125 per share.  In comparing the cash dividend to be paid in the first quarter of 2012 with that of the first quarter of 2011, the dollar amount of the dividend is the same.  The dividend is payable on March 30, 2012 to all shareholders of record as of March 7, 2012.

Robert M. Garst, Chief Executive Officer stated, “We are pleased to announce the payment of our first quarter cash dividend.  Further adding value to our shareholders has been the success of our dividend reinvestment plan, which allows shareholders to reinvest their cash dividends into Riverview common stock at a 5% discount.  Shareholders may enroll in the plan by contacting our transfer agent, Registrar and Transfer Company at 800-368-5948.”

Riverview Financial Corporation, with consolidated assets of $287.5 million, is the bank holding company for its wholly owned subsidiary, Riverview Bank, which serves the communities of Perry, Dauphin, Cumberland and Schuylkill counties through three full service branches of Marysville Bank, four full service branch facilities and one drive-up office of Halifax Bank, and two newly opened branches located at 57 S. Sillyman Road in Cressona, Pennsylvania and 121 Progress Avenue, Pottsville, Pennsylvania, both located in Schuylkill county.  A third Schuylkill county branch located in Orwigsburg, Pennsylvania is expected to open during the second quarter of 2012.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.